EXHIBIT 8.1

[LETTERHEAD OF CHAPMAN AND CUTLER LLP]

April 12, 2004

First Midwest Capital Trust I

First Midwest Bancorp, Inc.

300 Park Blvd, Suite 400

P.O. Box 459

Itasca, Illinois 60143-9768

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special tax counsel to First Midwest Bancorp, Inc., a Delaware corporation (“First Midwest”), and First Midwest Capital Trust I, a statutory trust formed under the laws of the State of Delaware (the “Trust”), in connection with the exchange offer registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the purpose of (i) registering under the Securities Act of 1933, as amended (the “Securities Act”), (a) the guarantee by the Corporation of up to 125,000 of the Trust’s 6.95% Capital Securities, Series B, liquidation amount of $1,000 per capital security (the “Exchange Capital Securities”) with respect to distributions and payments upon liquidation, redemption and otherwise (the “Exchange Guarantee”), (b) up to $125,000,000 principal amount of 6.95% Junior Subordinated Deferrable Interest Debentures due December 1, 2033, Series B (the “Exchange Junior Subordinated Debentures”) issued by First Midwest and (c) an aggregate of up to 125,000 6.95% Exchange Capital Securities (liquidation amount of $1,000 per security) of the Trust, and (ii) exchanging (such event, the “Exchange”) (a) the Exchange Guarantee for the previously issued guarantee, (b) the Exchange Junior Subordinated Debentures for the previously issued junior subordinated debentures (the “Original Junior Subordinated Debentures”) and (c) the Exchange Capital Securities for the previously issued 6.95% Capital Securities, Series A, liquidation amount of $1,000 per capital security (the “Original Capital Securities”). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the certificate of trust of the Trust filed with the Secretary of State of the State of Delaware on November 6, 2003; (ii) the Amended and Restated Declaration of Trust (including the designations of the terms of the Trust Securities annexed thereto), dated November 18, 2003 (the “Declaration”), by and among First Midwest, as Sponsor, Wilmington Trust Company, as Property Trustee and the Delaware Trustee, and

First Midwest Capital Trust I

First Midwest Bancorp, Inc.

April 12, 2004

Michael L. Scudder, James P. Hotchkiss and Steven H. Shapiro (collectively, the “Administrative Trustees”); (iii) the form of certificates evidencing the Original Capital Securities and the Exchange Capital Securities and annexed to the Declaration; (iv) the Registration Rights Agreement, dated November 18, 2003, by and among First Midwest, the Trust and the Initial Purchasers referred to therein; (v) the Indenture and the form of certificate evidencing the Original Junior Subordinated Debentures and the Exchange Junior Subordinated Debentures; and (vi) the Exchange Guarantee Agreement, by and between First Midwest, as guarantor, and Wilmington Trust Company for the benefit of the holders of the Exchange Capital Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by the officers of First Midwest and others. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the issuance of the Exchange Capital Securities and the Exchange Junior Subordinated Debentures will be consummated in the manner contemplated by the Registration Statement.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rules, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon the foregoing, we are of the opinion that under current federal income tax law, as of the date hereof, although the discussion set forth in the Registration Statement under the heading “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS” does not purport to discuss all possible federal income tax consequences of the Exchange and the ownership and disposition of the Exchange Capital Securities or the Exchange Junior Subordinated Debentures, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material federal income tax consequences of such matters.

We do not express any opinion concerning any law other than the federal income tax law of the United States. Furthermore, our opinion is limited solely to the specific questions and conclusions set forth herein.

First Midwest Capital Trust I

First Midwest Bancorp, Inc.

April 12, 2004

We consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to our firm under the heading “Certain Federal Income Tax Considerations” in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ CHAPMAN AND CUTLER LLP